                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 MASSBANK Corp.
                (Name of Registrant as Specified In Its Charter)

                                 MASSBANK Corp.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

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

                                 MASSBANK CORP.

                                123 HAVEN STREET
                          READING, MASSACHUSETTS 01867

                            NOTICE OF ANNUAL MEETING

To the Stockholders of
  MASSBANK CORP.:

     The Annual Meeting of Stockholders of MASSBANK Corp. (the "Corporation") will be held at Tara's Ferncroft Conference Center, 50 Ferncroft Road, Danvers, Massachusetts on Tuesday, April 22, 1997 at 10:00 A.M. for the following purposes:

          1. To consider and act upon a proposal to elect one Director to serve until the 1999 Annual Meeting of Stockholders and four Directors to serve until the 2000 Annual Meeting of Stockholders; and

          2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 3, 1997 are entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors,

                                            ROBERT S. CUMMINGS, Secretary

Reading, Massachusetts
March 27, 1997




     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE MEETING, YOUR PROXY MAY BE REVOKED.

                                 MASSBANK CORP.

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD TUESDAY, APRIL 22, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of MASSBANK Corp. (the "Corporation") for the Annual Meeting of Stockholders of the Corporation. At this meeting, stockholders will consider and act upon the matters set forth in the accompanying Notice of Annual Meeting.

     The cost of soliciting proxies will be borne by the Corporation. The solicitation of proxies by mail may be followed by the solicitation of certain stockholders by officers or regular employees of the Corporation by telephone or oral communication. The enclosed proxy, if executed and returned, may be revoked at any time before it has been exercised by delivery of a revocation in writing to the Secretary of the Corporation at the principal executive offices of the Corporation, by delivering a later-dated proxy or by voting in person at the meeting. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the nominees for Directors as set forth herein.

     With respect to the election of Directors, the Corporation's By-laws provide that such election shall be determined by a plurality of votes cast by stockholders, and thus, in accordance with applicable state law, shares represented by a proxy that withholds authority to vote for a particular nominee or nominees and broker non-votes will have no effect on the outcome of voting for the election of Directors.

     Stock transfer books will not be closed, but the Board of Directors has fixed the close of business on March 3, 1997 as the record date for determining the stockholders entitled to notice of and to vote at this meeting and any adjournment thereof. On that date, there were outstanding 2,685,714 shares of Common Stock, and the holders thereof on that date are entitled to one vote for each share held by them. All share information set forth herein has been adjusted to reflect the 3-for-2 split of the Corporation's Common Stock, effective September 9, 1994.

     The principal executive offices of the Corporation are located at 123 Haven Street, Reading, Massachusetts 01867; telephone number (617) 662-0100. The approximate date on which this Proxy Statement and the enclosed Proxy are first being sent to stockholders is March 27, 1997.

                             ELECTION OF DIRECTORS

     In accordance with the Corporation's Restated Certificate of Incorporation and By-laws, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years. As a consequence, the term of only one class of Directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised as follows:

     Class I: Ms. Hickey, Messrs. Marshall and McPherson and Dr. Stackhouse, who were elected to serve until the 1999 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     Class II:  Messrs. Bedell, Costello, Cummings, Lapidus and Schurian, who
                were elected to serve until the 1997 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     Class III: Messrs. Altschuler, Brandi, Bufferd and Carr, who were elected to serve until the 1998 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     The Board of Directors has nominated four of the five Class II Directors to stand for re-election at the 1997 Annual Meeting of Stockholders to serve until the 2000 Annual Meeting of Stockholders and until their successors are chosen and qualified. Each of Messrs. Bedell, Cummings, Lapidus and Schurian will stand for re-election at the 1997 Annual Meeting of Stockholders. In addition, Mr. Costello, currently a Class II Director, will stand for election at the 1997 Annual Meeting of Stockholders as a Class I Director to serve until the 1999 Annual Meeting of Stockholders and until his successor is chosen and qualified. The Board of Directors nominated Mr. Costello to serve as a Class I Director in order to more equally distribute the members of the Board of Directors among the three classes of the Board of Directors. Unless otherwise noted thereon, proxies solicited hereby which are executed and returned on a timely basis will be voted for such election of such nominees. The Corporation believes that each of the Board of Directors' nominees for Director will be able to serve. If one or more of such nominees should be unable to serve, the individuals named in the enclosed Proxy will vote for such other person or persons, if any, as the Board of Directors at the time may recommend to serve in place of the person or persons unable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES. Information regarding these nominees for election as Directors, as well as each current Director whose term is not scheduled to expire until the 1998 or the 1999 Annual Meeting of Stockholders, is set forth below.

SAMUEL ALTSCHULER  CHAIRMAN, PRESIDENT AND DIRECTOR, ALTRON, INC., A
                   MANUFACTURER OF ELECTRONIC INTERCONNECT PRODUCTS

[PHOTO] Mr. Altschuler, 69, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1979. He is also a member of the Compensation and Option Committee of the Corporation. Mr. Altschuler has been associated with Altron, Inc. since founding the company in 1970. Mr. Altschuler is a Past President of IPC, an industry trade association.

MATHIAS B. BEDELL RETIRED IN 1989 AS PRESIDENT OF BEDELL BROTHERS INSURANCE
                  AGENCY

[PHOTO] Mr. Bedell, 64, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1965. Mr. Bedell is also a member of the Executive Committee of the Corporation and a Director and Executive Committee member of MASSBANK (the "Bank"), the Corporation's principal subsidiary. He also serves on the Compensation and Option Committee and the Insurance Committee of the Corporation.

GERARD H. BRANDI  CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  OF MASSBANK CORP. AND MASSBANK

[PHOTO] Mr. Brandi, 48, has served as a Director since 1986. He first joined a predecessor bank in 1975 and became a Trustee in 1978. He has served the Bank and Corporation in various capacities over the past twenty-two years. Mr. Brandi was named President of the Corporation and the Bank in 1986, Chief Executive Officer in 1992 and Chairman in 1993. Mr. Brandi is also Chairman of the Executive Committees of the Corporation and the Bank, a member of the Asset/Liability Committee of the Corporation and a member of the Trust Committee of the Bank. He is a Director of the Transaxion Corporation, the Depositors Insurance Fund, Northeastern University's National Council, The Lowell Plan, the New England Automated Clearing House and the New England School of Banking at Williams College. He also serves as the Vice Chairman and Director of the Lowell Development and Finance Corp., and Treasurer and Director of the Massachusetts Society for the Prevention of Cruelty to Animals. Mr. Brandi is a Trustee and Finance Committee member of the Melrose-Wakefield Hospital and a Trustee and a member of the Investment Committee of the Savings Banks Employees Retirement Association.

ALLAN S. BUFFERD  DEPUTY TREASURER AND DIRECTOR OF INVESTMENTS, MASSACHUSETTS
                  INSTITUTE OF TECHNOLOGY

[PHOTO] Mr. Bufferd, 59, was elected a Director in 1995. He is also a member of the Asset/Liability Committee of the Corporation. Mr. Bufferd serves as Vice Chairman and Life Trustee and as a member of the Executive Committee of the Beth Israel Deaconess Medical Center, a Trustee of the Whiting Foundation, a Trustee and member of the Finance Committee of Wheelock College and Chairman of the Investment Committee for the Combined Jewish Philanthropies/Beth Israel Hospital. He is also a member of the Investment Subcommittee of the Massachusetts Pension Retirement Investments Trust. In addition, he is the Treasurer and a Director of the Harvard Cooperative Society and a Director of Fluor Daniel Groundwater Technology, Inc.

PETER W. CARR  RETIRED AS VICE PRESIDENT/FINANCE OF GUILFORD TRANSPORTATION
               INDUSTRIES

[PHOTO] Mr. Carr, 66, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1980. Mr. Carr is also the Chairman of the Audit Committee of the Corporation.

ALEXANDER S. COSTELLO  PRESIDENT AND EDITORIAL PAGE EDITOR, THE LOWELL SUN

[PHOTO] Mr. Costello, 43, has served as a Director since 1993. He is a member of the Insurance Committee of the Corporation. Mr. Costello is the Chairman of the Board of Directors of The Lowell Plan, a non-profit organization dedicated to the revitalization of the City of Lowell, and a member of the Board of Governors of Saints' Memorial Hospital of Lowell.

ROBERT S. CUMMINGS  ATTORNEY, SENIOR PARTNER OF PEABODY & BROWN

[PHOTO] Mr. Cummings, 66, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1979. Mr. Cummings is Secretary of the Corporation, a member of the Executive Committee of the Corporation and a Director and Executive Committee member of the Bank. He also serves as Chairman of the Compensation and Option Committee of the Corporation. Mr. Cummings is a Trustee and member of the Executive Committee of Melrose-Wakefield Hospital, Chairman of the Commissioners of Trust Funds of the Town of Reading, Chairman and Director of the Massachusetts Society for the Prevention of Cruelty to Animals and Treasurer, Director and Executive Committee member of the World Society for the Prevention of Cruelty to Animals.

LOUISE A. HICKEY  RETIRED AS VICE PRESIDENT FOR PATIENT SERVICES AT
                  MELROSE-WAKEFIELD HOSPITAL

[PHOTO] Ms. Hickey, 71, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1981. Ms. Hickey is a member of the Compensation and Option Committee of the Corporation. Ms. Hickey is an Honorary Trustee of the Melrose-Wakefield Hospital.

LEONARD LAPIDUS  UNITED STATES GOVERNMENT OFFICIAL

[PHOTO] Mr. Lapidus, 67, has served as a Director since 1994. He is a member of the Asset/Liability Committee of the Corporation. Mr. Lapidus served as a Director of the Bank from 1994 to 1995. Mr. Lapidus served from 1981 to 1994 as President of the Depositors Insurance Fund, a fund established under Massachusetts law to provide deposit insurance to Massachusetts savings banks. Presently, he is a United States Government official who advises, and arranges to place advisors with, the governments of former Soviet bloc countries to help them reform their banking and bank regulatory systems.

STEPHEN E. MARSHALL  PRESIDENT AND TREASURER OF C. H. CLEAVES INSURANCE AGENCY,
                     INC.

[PHOTO] Mr. Marshall, 58, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1972. He is a member of the Executive Committee of the Corporation and a Director and Executive Committee member of the Bank. Mr. Marshall is also Chairman of the Insurance Committee of the Corporation. Mr. Marshall's affiliations include the Professional Insurance Agents of Massachusetts, The American Cancer Society and the Visiting Nurses Association.

ARTHUR W. MCPHERSON  ACCOUNT MANAGER, THE ADVISORS GROUP

[PHOTO] Mr. McPherson, 71, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1973. Mr. McPherson is a member of the Audit Committee of the Corporation and Chairman of the Trust Committee of the Bank. Mr. McPherson serves as a Deacon and the Missions Co-ordinator for the Park Street Church of Boston. He is also an Honorary Director of the Melrose YMCA.

HERBERT G. SCHURIAN  CERTIFIED PUBLIC ACCOUNTANT

[PHOTO] Mr. Schurian, 60, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1973. He is a member of the Executive Committee of the Corporation and a Director and an Executive Committee member of the Bank. He is Chairman of the Asset/Liability Committee and a member of the Audit Committee of the Corporation. Mr. Schurian is associated with various professional, civic and local charitable organizations.

DONALD B. STACKHOUSE, D.M.D.  RETIRED AS PRESIDENT OF DENTAL HEALTH CONCEPTS IN
                              1995

[PHOTO] Dr. Stackhouse, 65, has served as a Director since 1986 and as a Trustee of a predecessor bank since 1972. He is also a member of the Executive Committee of the Corporation and a Director and an Executive Committee member of the Bank. Dr. Stackhouse is a former Clinical Professor in Graduate Prothodontics at Tufts University and a Director of the L.D. Pankey Dental Institute.

     The following chart shows the number of shares of the Corporation's Common Stock beneficially owned by each Director and named executive officer of the Corporation as of January 21, 1997.

                                                                               SHARES OF
                                                                              COMMON STOCK
                                                                              BENEFICIALLY
                                                                              OWNED AS OF
                                                                              JANUARY 21,
NAME                                                                          1997(1)(2)
----                                                                          ------------
Samuel Altschuler...........................................................      14,911
Mathias B. Bedell...........................................................      25,543(3)
Gerard H. Brandi............................................................     116,031(4)(5)
Allan S. Bufferd............................................................       1,700(6)
Peter W. Carr...............................................................      14,250(6)
David F. Carroll............................................................      24,247(5)(6)
Reginald E. Cormier.........................................................      24,333(5)
Alexander S. Costello.......................................................       4,125
Robert S. Cummings..........................................................      19,800
Louise A. Hickey............................................................      11,616
Leonard Lapidus.............................................................       2,700
Stephen E. Marshall.........................................................       6,860
Arthur W. McPherson.........................................................       3,825
Herbert G. Schurian.........................................................      17,025(7)
Dr. Donald B. Stackhouse....................................................      15,230
Donald R. Washburn..........................................................      26,244(5)(8)
Donna H. West...............................................................      25,898(5)
All Directors and executive officers as a group (18 persons)................     362,028(5)(9)

---------------

(1) Unless otherwise indicated, each person named has sole voting and sole investment power with respect to all shares indicated. Includes the following number of shares that the above listed Directors and executive officers have the right to acquire within 60 days through the exercise of options granted pursuant to the Corporation's 1986 Stock Option Plan or 1994 Stock Incentive Plan: Mr. Altschuler, 11,250 shares; Mr. Bedell, 14,250 shares; Mr. Brandi, 23,000 shares; Mr. Bufferd, 1,500 shares; Mr. Carr, 11,250 shares; Mr. Carroll, 14,000 shares; Mr. Cormier, 12,250 shares; Mr. Costello, 4,125 shares; Mr. Cummings, 14,250 shares; Ms. Hickey, 11,250 shares; Mr. Lapidus, 2,500 shares; Mr. Marshall, 6,750 shares; Mr. McPherson, 3,375 shares; Mr. Schurian, 12,375 shares; Dr. Stackhouse, 11,750 shares; Mr. Washburn, 16,250 shares; Ms. West, 15,500 shares, respectively. Does not include the following number of units of cash-only securities (contracts issued to the holder under the Corporation's Deferred Compensation Plan) whose value per unit is derived from changes in the market price per share of the Corporation's Common Stock: Mr. Bedell, 3,699 units; Mr. Bufferd, 84 units; Mr. Cummings, 3,699 units; and Mr. Lapidus, 84 units.

(2) No individual Director or executive officer beneficially owns more than one percent of the Corporation's outstanding Common Stock, except Mr. Brandi, who beneficially owns 4.3%.

(3) Includes 2,745 shares owned by Mr. Bedell's spouse, as to which shares Mr. Bedell disclaims beneficial ownership.

(4) Includes 542 shares held by Mr. Brandi as custodian for various nieces and nephews, 2,082 shares owned by Mr. Brandi's daughter and 5,256 shares owned by Mr. Brandi's spouse, as to all of which shares

    Mr. Brandi disclaims beneficial ownership. Also includes 66,257 shares owned jointly with Mr. Brandi's spouse.

(5) Includes shares allocated to the accounts of executive officers under the Bank's Employee Stock Ownership Plan (the "ESOP"). The number of such allocated shares included in the above table is as follows: Mr. Brandi -- 9,195; Mr. Carroll -- 3,705; Mr. Cormier -- 2,983; Mr. Washburn -- 3,925;
    Ms. West -- 3,616; and all executive officers as a group (six persons) -- 24,114. Does not include any portion of the unallocated shares under the ESOP which may be deemed to be beneficially owned by participating executive officers as a result of their ability to direct the voting of such shares through the voting of shares allocated to their accounts under the ESOP. The number of such unallocated shares over which the executive officers may exercise voting power is as follows: Mr. Brandi -- 4,447; Mr. Carroll -- 1,792; Mr. Cormier -- 1,443; Mr. Washburn -- 1,898; Ms. West -- 1,749; and
    all executive officers as a group -- 11,663.

(6) Voting and investment power for these shares (other than shares which may be acquired through the exercise of options as described above) is shared with spouse as to all shares indicated.

(7) Includes 2,850 shares owned by Mr. Schurian's spouse and 300 shares owned by his son and spouse, as to all of which shares Mr. Schurian disclaims beneficial ownership.

(8) Includes 1,800 shares owned jointly with Mr. Washburn's spouse.

(9) Includes 192,625 shares that such persons have the right to acquire through the exercise of options granted pursuant to the Corporation's 1986 Stock Option Plan or 1994 Stock Incentive Plan. As of January 21, 1997, all Directors and executive officers as a group beneficially owned 12.6% of the Corporation's outstanding Common Stock.

BOARD AND COMMITTEE MEETINGS

     During 1996, the Board of Directors of the Corporation held four meetings, the Executive Committee of the Corporation held nine meetings, the Audit Committee of the Corporation held four meetings and the Compensation and Option Committee of the Corporation held two meetings. During 1996, each incumbent Director attended at least 75% of the aggregate number of meetings of the Corporation's Board of Directors and of the committees of which he or she was a member.

     The Executive Committee of the Corporation consists of Messrs. Bedell, Brandi, Cummings, Marshall and Schurian and Dr. Stackhouse and is vested with the authority of the Board of Directors in most matters between Board meetings. The Audit Committee of the Corporation consists of Messrs. Carr, McPherson and Schurian and is responsible for reviewing the Corporation's financial statements and the scope of the audit, reviewing the Corporation's internal financial and accounting controls and recommending to the Board the appointment of independent auditors. The Compensation and Option Committee of the Corporation consists of Messrs. Altschuler, Bedell and Cummings and Ms. Hickey. The Compensation and Option Committee is responsible for making recommendations to the Board of Directors of the Bank with respect to the policies which govern both annual compensation and incentive stock ownership programs for the employees of the Bank.

     The Board of Directors of the Corporation acts as a nominating committee, selecting nominees for election as Directors and executive officers. The Board considers the recommendation of any stockholder with respect to nominees for election to the Board if such recommendation is timely in accordance with, and is accompanied by the information required by, the Corporation's By-laws. To make a recommendation, a stockholder should send the nominee's name and supporting information to the Secretary of the Corporation at the Corporation's principal offices. See "Stockholder Proposals."

PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to each holder who, to the knowledge of the Corporation, beneficially owned more than 5% of the Corporation's Common Stock as of March 3, 1997.

                                                  AMOUNT AND NATURE OF          PERCENT OF
                                                 BENEFICIAL OWNERSHIP OF       COMMON STOCK
                                                  CORPORATION'S COMMON         BENEFICIALLY
                NAME AND ADDRESS                          STOCK                    OWNED
                ----------------                 -----------------------       ------------
Baker, Fentress & Company(1).....................         259,800                   9.7%
  200 West Madison Street
  Chicago, IL 60606
Private Capital Management, Inc.(2) .............         251,250                   9.4%
  3003 North Tamiami Trail
  Naples, FL 33940
First Manhattan Co.(3)...........................         158,500                   5.9%
  437 Madison Avenue
  New York, NY 10022

---------------

(1) Baker, Fentress & Company ("Baker") is an investment company registered under the Investment Company Act of 1940. According to a joint filing made by Baker and John A. Levin & Co., Inc. ("Levin") on Schedule 13G dated February 19, 1997, Baker possesses sole voting power over 30,450 of the above shares, shared voting power over 139,400 of the above shares, sole dispositive power over 30,450 of the above shares and shared dispositive power over 229,350 of the above shares. Levin, an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"), holds for the accounts of its investment advisory clients the above 259,800 shares. Baker is the sole shareholder of Levin Management Co., Inc., which as of June 28, 1996, became the sole shareholder of Levin. Baker, therefore, may be deemed the beneficial owner of the above 259,800 shares held by Levin.

(2) Private Capital Management, Inc. ("PCM") is an investment adviser registered under the Advisers Act. According to the most recent filing made by PCM with the SEC on Schedule 13D dated March 10, 1993, the above shares have been purchased for the accounts of investment advisory clients of PCM. PCM reported in such filing that it possesses shared dispositive power over all of the above shares and no voting power over any of these shares.

(3) First Manhattan Co. ("First Manhattan") is a broker or dealer registered under the Securities Exchange Act of 1934 and an investment adviser registered under the Advisers Act. According to a filing made by it with the SEC on Schedule 13G dated February 5, 1997, First Manhattan possesses sole voting power over 125,766 of the above shares, shared voting power over 17,634 of the above shares, sole dispositive power over 125,766 of the above shares and shared dispositive power over 32,734 of the above shares.

EXECUTIVE COMPENSATION

     Until the Corporation becomes actively involved in other business, no separate compensation is being paid to the executive officers of the Corporation, all of whom are executive officers of the Bank and receive compensation as such.

SUMMARY OF COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 1996, 1995 and 1994, a summary of the compensation paid by the Bank to the Chief Executive Officer and the four additional executive officers whose remuneration from the Corporation and its subsidiaries exceeded $100,000 during 1996.

                                                                             LONG TERM
                                                                           COMPENSATION
                                                                  -------------------------------
                                                                         AWARDS
                                  ANNUAL COMPENSATION             ---------------------   PAYOUTS
                        ---------------------------------------   RESTRICTED              -------       (1)
                                                   OTHER ANNUAL    STOCK     SECURITIES    LTIP      ALL OTHER
  NAME AND PRINCIPAL           SALARY     BONUS    COMPENSATION   AWARD(S)   UNDERLYING   PAYOUTS   COMPENSATION
       POSITION         YEAR     ($)       ($)         ($)          ($)      OPTIONS(#)     ($)         ($)
----------------------- ----   -------   -------   ------------   --------   ----------   -------   ------------
Gerard H. Brandi....... 1996   322,800   100,068        (2)          -0-        2,500       -0-        67,574(3)
  Chairman, President   1995   310,000    97,650        (2)          -0-        2,500       -0-        63,830(3)
  and Chief Executive   1994   285,000    96,900        (2)          -0-        3,750       -0-        47,301(3)
  Officer
Donald R. Washburn..... 1996   106,800    18,156        (2)          -0-        1,750       -0-         9,340(4)
  Senior Vice
     President,         1995   102,000    22,950        (2)          -0-        1,500       -0-         8,544(4)
  Lending               1994    93,600    22,464        (2)          -0-        2,250       -0-         7,600(4)
Donna H. West.......... 1996   103,200    22,704        (2)          -0-        1,750       -0-         9,019(5)
  Senior Vice
     President,         1995    98,400    22,140        (2)          -0-        1,500       -0-         8,212(5)
  Retail Banking        1994    89,400    21,456        (2)          -0-        2,250       -0-         7,415(5)
Reginald E. Cormier.... 1996    87,900    19,338        (2)          -0-        1,750       -0-         7,689(6)
  Vice President,       1995    84,000    18,900        (2)          -0-        1,500       -0-         7,047(6)
  Treasurer and Chief   1994    77,400    18,576        (2)          -0-        2,250       -0-         6,782(6)
  Financial Officer
David F. Carroll....... 1996    86,520    14,708        (2)          -0-        1,750       -0-         7,572(7)
  Vice President,       1995    82,800    18,630        (2)          -0-        1,500       -0-         7,046(7)
  Operations            1994    79,200    19,008        (2)          -0-        2,250       -0-         6,820(7)

---------------

(1) Includes (i) the cash value of shares of MASSBANK Corp. Common Stock acquired by the Employee Stock Ownership Plan ("ESOP") and allocated to the named party (but excluding any allocation of dividends and interest thereunder), and (ii) such other items as are disclosed in individual footnotes below. Such cash value was determined by multiplying the number of shares of Common Stock so allocated by the closing price of the Common Stock on December 31 of the applicable year.

(2) Perquisites did not exceed 10% of total salary and bonus.

(3) Consists of the Bank's payment of permanent life insurance premiums in the amount of $3,226 in each of 1996, 1995 and 1994 under Mr. Brandi's executive supplemental retirement agreement, ESOP allocations valued at $10,898, $10,474 and $17,143 representing 286, 330 and 749 shares of Common Stock on December 31, 1996, 1995 and 1994, respectively, determined in accordance with footnote 1 above, and contributions of $53,450, $50,130 and $26,932 to a rabbi trust for a deferred compensation program for Mr. Brandi in 1996, 1995 and 1994, respectively.

(4) Consists of ESOP allocations of $9,340, $8,544 and $7,600 representing 245, 269 and 332 shares of Common Stock at December 31, 1996, 1995 and 1994, respectively, determined in accordance with footnote 1 above.

(5) Consists of ESOP allocations of $9,019, $8,212 and $7,415 representing 237, 259 and 324 shares of Common Stock at December 31, 1996, 1995 and 1994, respectively, determined in accordance with footnote 1 above.

(6) Consists of ESOP allocations of $7,689, $7,047 and $6,782 representing 202, 222 and 296 shares of Common Stock at December 31, 1996, 1995 and 1994, respectively, determined in accordance with footnote 1 above.

(7) Consists of ESOP allocations of $7,572, $7,046 and $6,820 representing 199, 222 and 298 shares of Common Stock at December 31, 1996, 1995 and 1994, respectively, determined in accordance with footnote 1 above.

OPTION GRANTS

     The following table sets forth certain information regarding options granted during 1996 to the Chief Executive Officer and the other executive officers named above.

                                                                                           POTENTIAL
                                              INDIVIDUAL GRANTS                         REALIZABLE VALUE
                        -------------------------------------------------------------  AT ASSUMED ANNUAL
                        NUMBER OF      % OF TOTAL                                        RATES OF STOCK
                          SHARES        OPTIONS                                        PRICE APPRECIATION
                        UNDERLYING     GRANTED TO     EXERCISE OR                       FOR OPTION TERM
                         OPTIONS       EMPLOYEES      BASE PRICE                       ------------------
         NAME            GRANTED     IN FISCAL YEAR    PER SHARE     EXPIRATION DATE     5%        10%
         ----           ----------   --------------   -----------    ---------------     --        ---
Gerard H. Brandi......     2,500          10.6%         $ 31.00     January 15, 2006   $48,739   $123,515
  Chairman, President
  and Chief Executive
  Officer
Donald R. Washburn....     1,750           7.4%         $ 31.00     January 15, 2006   $34,118   $ 86,461
  Senior Vice
  President, Lending
Donna H. West.........     1,750           7.4%         $ 31.00     January 15, 2006   $34,118   $ 86,461
  Senior Vice
  President, Retail
  Banking
Reginald E. Cormier...     1,750           7.4%         $ 31.00     January 15, 2006   $34,118   $ 86,461
  Vice President,
  Treasurer and Chief
  Financial Officer
David F. Carroll......     1,750           7.4%         $ 31.00     January 15, 2006   $34,118   $ 86,461
  Vice President,
  Operations

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

     The following table sets forth certain information regarding options exercised during the fiscal year ended December 31, 1996 and options held as of December 31, 1996 by the Chief Executive Officer and the other executive officers named above.

                                                             NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS AT                    OPTIONS AT
                                                              FISCAL YEAR END               FISCAL YEAR END
                           SHARES ACQUIRED    VALUE
          NAME               ON EXERCISE     REALIZED   EXERCISABLE / UNEXERCISABLE   EXERCISABLE / UNEXERCISABLE
          ----             ---------------   --------   ---------------------------   ---------------------------
Gerard H. Brandi.........       24,479       $528,489             20,500/0                    $ 343,917/0
  Chairman, President and
     Chief Executive
     Officer
Donald R. Washburn.......        2,069       $ 45,518             14,500/0                    $ 268,438/0
  Senior Vice President,
     Lending
Donna H. West............        1,834       $ 39,431             13,750/0                    $ 250,656/0
  Senior Vice President,
     Retail Banking
Reginald E. Cormier......            0       $      0             11,500/0                    $ 185,500/0
  Vice President,
     Treasurer and Chief
     Financial Officer
David F. Carroll.........        2,675       $ 52,163             12,250/0                    $ 207,219/0
  Vice President,
     Operations

COMPARATIVE STOCK PERFORMANCE BY THE CORPORATION

     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following chart compares the performance of the Common Stock of the Corporation (assuming reinvestment of dividends) with the S&P 500 Index and a group comprised of 18 industry peers, including the Corporation (the "Five Year Peer Group"), over a five-year period. The chart assumes a $100 investment was made on December 31, 1991 in the Common Stock of MASSBANK Corp., the stocks included in the S&P 500 and the stocks of the Five Year Peer Group. The chart was provided to the Corporation by SNL Securities, Charlottesville, Virginia. Information about the indices and the Five Year Peer Group which was provided by SNL Securities is believed to be reliable, but neither the accuracy nor the completeness of such information is guaranteed by the Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG MASSBANK CORP., THE S&P 500 INDEX AND THE FIVE YEAR PEER GROUP

        MEASUREMENT PERIOD                                                    FIVE YEAR PEER
      (FISCAL YEAR COVERED)           MASSBANK CORP.       S&P 500 INDEX           GROUP
12/31/91                                        100.00              100.00              100.00
12/31/92                                        196.14              107.62              172.59
12/31/93                                        212.96              118.47              228.69
12/31/94                                        212.54              120.03              236.12
12/31/95                                        303.24              165.13              367.36
12/31/96                                        374.35              202.89              452.04

(1) The banks in the Five Year Peer Group are: Affiliated Community Bancorp, American Bank of CT, Andover Bancorp, Inc., Banknorth Group, Inc., CFX Corporation, Chittenden Corp., Community Bancshares, D.S. Bancor, Inc., Dime Financial Corp., Eagle Financial Corp., First Essex Bancorp, Granite State Bank Shares, MASSBANK Corp., Medford Savings Bank, Metrowest Bank, Norwich Financial Corp., Somerset Savings Bank and UST Corporation.

     COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN

     The following chart compares the performance of the Common Stock of the Corporation (assuming reinvestment of dividends) with the S&P 500 Index and a group comprised of 12 industry peers, including the Corporation (the "Ten Year Peer Group"), over a ten-year period. The chart assumes a $100 investment was made on December 31, 1986 in the Common Stock of MASSBANK Corp., the stocks included in the S&P 500 and the stocks of the Ten Year Peer Group. Data for the chart was provided to the Corporation by The Bloomberg. Information about the indices and the Ten Year Peer Group which was provided by The Bloomberg is believed to be reliable, but neither the accuracy nor the completeness of such information is guaranteed by the Corporation.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
      AMONG MASSBANK CORP., THE S&P 500 INDEX AND THE TEN YEAR PEER GROUP

        MEASUREMENT PERIOD                                                     TEN YEAR PEER
      (FISCAL YEAR COVERED)           MASSBANK CORP.       S&P 500 INDEX           GROUP
12/31/86                                        100.00              100.00              100.00
12/31/87                                         97.77              105.25               84.13
12/31/88                                        135.83              122.68              100.93
12/31/89                                        125.83              161.47               79.09
12/31/90                                         96.07              156.47               45.31
12/31/91                                        124.94              204.03               50.60
12/31/92                                        244.95              219.56               97.21
12/31/93                                        265.98              241.60              123.86
12/31/94                                        265.39              244.77              130.44
12/31/95                                        378.67              336.65              194.08
12/31/96                                        467.50              413.89              247.94

(1) The banks in the Ten Year Peer Group are: American Bank of CT, Andover Bancorp, Inc., Banknorth Group, Inc., Chittenden Corp., Community Bancshares, D.S. Bancor, Inc., Dime Financial Corp., Granite State Bank Shares, MASSBANK Corp., Norwich Financial Corp., Somerset Savings Bank and UST Corporation. The other banks used in determining the Five Year Peer Group were excluded from the Ten Year Peer Group because either they were not in existence as of December 31, 1986 or they did not maintain the same corporate structure throughout the ten-year period. Information with respect to these banks, therefore, was not available from The Bloomberg.

EMPLOYMENT AGREEMENTS

     The Corporation and the Bank have entered into a three-year employment agreement with Mr. Brandi, and the Bank has entered into two-year employment agreements with Messrs. Carroll, Cormier and Washburn and Ms. West (each an "Employment Agreement" and collectively the "Employment Agreements"). Mr. Brandi's Employment Agreement is scheduled to expire in 2000, unless extended as explained below. The Employment Agreements of Messrs. Carroll, Cormier and Washburn and Ms. West are scheduled to expire in 1999, unless extended as explained below. Pursuant to the Employment Agreements, Mr. Brandi, Mr. Carroll, Mr. Cormier, Mr. Washburn and Ms. West are paid current annual salaries of $337,500, $90,000, $93,000, $110,700, and $108,600,
respectively.

     Under the respective Employment Agreements, the Corporation or the Bank, as the case may be, may terminate the officer's employment, without incurring any continuing obligations to him or her, at any time for "cause," as defined in the Employment Agreement. On each anniversary of the respective Employment Agreement, unless the Corporation or the Bank, as the case may be, or the officer has previously given the specified notice to the other of his, her or its election not to extend the respective Employment Agreement, an additional one-year period is automatically added to the term of the Employment Agreement.

     In addition, the Employment Agreements provide generally that if the Corporation or the Bank, as the case may be, were to terminate the officer's employment for any reason other than for "cause," or, solely with respect to Mr. Brandi, he were to terminate his own employment upon the occurrence of a significant change in the responsibilities, powers or authorities exercised by him from those exercised immediately prior to a "Change in Control," or following a reduction in his annual compensation, or for other reasons as set forth in his Employment Agreement, the officer would be entitled to continue to receive the compensation and benefits specified in the Employment Agreement for the duration of what otherwise would have been its term. The compensation and benefits payable to Mr. Brandi in the foregoing situations provide for an adjustment factor tied to increases in the Consumer Price Index. A "Change in Control" is generally defined in Mr. Brandi's Employment Agreement to mean (i) the occurrence of a tender or exchange offer, business combination, sale of assets, contested election or combination of transactions, the result of which is that the persons who were Directors of the Corporation or the Bank before such transactions cease to constitute a majority of the Board of Directors of the Corporation or the Bank, respectively, or (ii) the acquisition by a person or group of persons of beneficial ownership of 25% or more of the Common Stock of the Corporation or the Bank, as the case may be, which is not approved by the respective Board of Directors in the manner established by Mr. Brandi's Employment Agreement. In addition, Mr. Brandi's Employment Agreement provides that in the event Mr. Brandi is not elected to, or is subsequently removed from, the office of Chief Executive Officer of the Corporation or the Bank, then such event would be treated as a termination without cause by the Corporation and the Bank, and Mr. Brandi would be entitled to exercise his rights described in this paragraph under the Employment Agreement.

EXECUTIVE SEVERANCE AGREEMENTS

     The Corporation and the Bank have entered into an Executive Severance Agreement with Mr. Brandi, and the Bank has entered into Executive Severance Agreements with Mr. Carroll, Mr. Cormier, Mr. Washburn and Ms. West (each an "Executive Severance Agreement" and collectively the "Executive Severance Agreements"). The Executive Severance Agreements generally provide that if there were a "Change in Control" of the Corporation, as defined therein, and if at any time during the two-year period following the Change in Control, either the Corporation or the Bank, as the case may be, were to terminate the employment of any of the above named officers for any reason other than for deliberate dishonesty with respect to the Corporation or the Bank, conviction of certain crimes, gross and willful failure to perform his or her duties, or for other reasons as set forth in the Executive Severance Agreements, or any of the above named officers were to terminate his or her employment following a substantial adverse change in his or her title or responsibilities or a reduction in his or her annual base salary, or for other reasons as set forth in the Executive Severance Agreements, the named officer would be entitled to receive a lump sum payment equal to approximately three times his or her average annual compensation over the five previous years of his or her employment with the Corporation or the Bank, as the case may be. For purposes of the Executive Severance Agreements, a "Change in Control" is generally deemed to have occurred when (i) a person or group of persons acquires beneficial ownership of 50% or more of the Common Stock of the Corporation, (ii) as a result of a tender offer, proxy contest, merger or similar transaction, persons who were Directors before such transaction cease to constitute at least a majority of the Board of Directors of the Corporation, or (iii) the stockholders of the Corporation approve a merger, a plan of liquidation or an agreement for the sale of all or substantially all of the Corporation's assets.

     Any payments under the Executive Severance Agreement or the Employment Agreement are subject to reduction if such payments are non-deductible to the Corporation or the Bank as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). In addition, if the officer becomes entitled to receive cash compensation pursuant to both the Employment Agreement and the Executive Severance Agreement, he or she is required to elect to receive cash compensation pursuant to only one of such agreements. The officer would be entitled to continue to receive any benefits he or she is eligible for under his or her Employment Agreement regardless of the agreement under which he or she elected to receive cash compensation.

PENSION PLAN

     The Bank provides a retirement plan for all of its eligible employees through the Savings Banks Employees Retirement Association ("SBERA"), an unincorporated association of savings banks operating within Massachusetts and other organizations which provide services to or for savings banks.

     The following table illustrates annual minimum pension benefits for retirement at age 65 under the most advantageous plan provisions (in effect for the plan year November 1, 1996 - October 31, 1997) available for various levels of compensation and years of service. The figures in this table are calculated on the basis of a straight-life annuity and are based on the assumption that the Plan continues in its present form. The benefits are not subject to any deduction for Social Security or other offset amounts.

                                                ANNUAL PENSION BENEFIT BASED ON YEARS OF SERVICE
                                                -------------------------------------------------
                                                                                            25
                   AVERAGE                        10            15            20           YEARS
              COMPENSATION(1)(2)                 YEARS         YEARS         YEARS        OR MORE
----------------------------------------------  -------       -------       -------       -------
  $100,000....................................  $19,345       $29,018       $38,691       $48,364
   120,000....................................   23,545        35,318        47,091        58,864
   140,000....................................   27,745        41,618        55,491        69,364
   150,000....................................   29,845        44,768        59,691        74,614

---------------

(1) Average compensation for purposes of this table is based on the three years immediately preceding retirement.

(2) Under applicable federal laws, the maximum compensation that may be used for plan years beginning in 1994 to calculate benefits under the Bank's retirement plan is $150,000.

     Mr. Brandi, Mr. Carroll, Mr. Cormier, Mr. Washburn and Ms. West will have an estimated 40, 29, 25, 35 and 35 credited years of service, respectively, under the plan at age sixty-five.

EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

     The Corporation and the Bank have entered into an Executive Supplemental Retirement Agreement with Mr. Brandi. The Executive Supplemental Retirement Agreement provides in general for monthly payments upon retirement and for monthly payments to a beneficiary in lieu of retirement payments if Mr. Brandi dies prior to his retirement. Mr. Brandi's agreement provides for 180 monthly payments of $2,500 upon his retirement and 120 monthly payments of $3,000 in the case of his death prior to retirement. The agreement is substantially funded by an insurance policy owned by the Bank on the life of Mr. Brandi.

                REPORT OF THE COMPENSATION AND OPTION COMMITTEE

     The Compensation and Option Committee (the "Committee") of the Board of Directors of the Corporation is comprised of the following non-employee
Directors: Samuel Altschuler, Mathias B. Bedell, Robert S. Cummings (Chairman) and Louise A. Hickey. The Committee is responsible for making recommendations to the Board of Directors of the Bank with respect to the policies that govern both annual compensation and incentive stock ownership programs for the employees of the Bank.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Bank to attract, retain and reward executive officers who contribute to the success of the Bank.

STRUCTURE OF COMPENSATION

     Compensation paid to the Bank's Chief Executive Officer ("CEO") and other executive officers consists primarily of the following elements: base salary, annual performance incentives in the form of cash bonuses, and long-term performance incentives in the form of stock option awards, as discussed below.

BASE SALARY

     Several factors determine base salary, including the Corporation's performance, individual performance, compensation paid in prior years and compensation of officers employed by similar institutions. The Committee reviews competitive salary information from independent surveys. The Committee also consults with the CEO with respect to the salaries for the other executives. The Committee reviews recommendations of management for the annual salary, benefits and incentives budget as part of the overall planning and budgeting process of the Corporation, and submits its recommendations to the Board of Directors of the Bank.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The compensation paid to Gerard H. Brandi, the CEO of the Bank and the Corporation, consisted of his annual base salary, a cash bonus, awards of stock options and deferred compensation contributions. For 1996, the Committee considered the following factors (without any specific weighting of these measures) in determining the compensation to be paid to Mr. Brandi: the Corporation's size and performance, including its profitability, efficiency and share price performance, Mr. Brandi's performance and the compensation of chief executive officers at similar institutions. Based on these factors Mr. Brandi's annual compensation, consisting of base salary and an annual performance incentive in the form of a cash bonus, was increased approximately 3.7% during 1996, and he was awarded options to acquire 2,500 shares of Common Stock.

INCENTIVE PROGRAMS

     Profit Sharing and Incentive Compensation Bonus Plan. All non-officer employees of the Bank are eligible to receive annual profit-sharing distributions based on the Corporation's net income. All officers and senior executives (including the CEO) are eligible to receive incentive bonuses based upon the following factors (without any specific weighting of these measures): the Corporation's net income, return on assets, earnings per share and other specific goals and objectives. Because substantially all of the target goals for these factors were met for 1996, bonuses were awarded during 1996 with respect to the CEO and the other executive officers.

     Stock Option Awards. The Corporation's 1986 Stock Option Plan and 1994 Stock Incentive Plan are intended as performance incentives for participants who contribute to the attainment of long-term strategic objectives of the Corporation. The Plans enable persons to whom options are granted to acquire or increase a proprietary interest in the success of the Corporation. The long-term strategic objectives of the Corporation are set forth in a five-year strategic plan which is revised annually. Because substantially all of the Corporation's strategic objectives were attained, stock options were awarded to the CEO, Directors and Bank officers.

     Employee Stock Ownership Plan. All full-time employees of the Bank and the Corporation who have at least one year of service are eligible to participate in the Employee Stock Ownership Plan ("ESOP"). The ESOP provides these persons with a long-term ownership interest in the Corporation that is designed to serve as an incentive for individual performance.

     The Committee's policy with respect to Section 162(m) of the Internal Revenue Code is to make every reasonable effort to ensure that compensation is deductible to the extent permitted and appropriate, while simultaneously providing the Corporation's executives with appropriate rewards for their performance.

     This report has been furnished by Samuel Altschuler, Mathias B. Bedell, Robert S. Cummings and Louise A. Hickey, the members of the Committee.

                                 *  *  *  *  *

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation and Option Committee of the Board of Directors is comprised of Messrs. Altschuler, Bedell and Cummings (Chairman) and Ms. Hickey, all of whom are non-employee Directors of the Corporation. The Bank made a loan, under which the indebtedness exceeded $60,000 during 1996, to a corporation of which Mr. Altschuler is an executive officer. This loan was made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The loan was repaid in full in 1996.

DIRECTOR COMPENSATION

     Members of the Board of Directors of the Corporation (excluding Executive Committee members and employees of the Corporation or the Bank) received during 1996, and will receive during 1997, $400 for each Board of Directors or committee meeting attended, and members of the Executive Committee (excluding employees of the Bank) received during 1996, and will receive during 1997, an annual payment of $6,000 plus $200 for each meeting attended of the Board of Directors of the Bank and of any committee thereof. Directors of the Corporation and the Bank are also reimbursed for expenses incurred in connection with attendance. In addition, during 1996, the chairmen of the various committees of the Board of Directors of the Corporation (other than the Executive Committee) received, and will receive in 1997, an additional $50 for each committee meeting over which they preside and the Secretary of the Corporation, who is also the Clerk of the Bank, received, and will receive in 1997, an additional annual payment of $1,000.

INDEBTEDNESS OF MANAGEMENT

     The Bank has made loans to one Director, who is also an executive officer, one other executive officer and a company of which a Director of the Corporation is an executive officer, under which the indebtedness of such persons exceeded $60,000 during 1996. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

CERTAIN BUSINESS RELATIONSHIPS

     The Corporation retained during 1996 and proposes to retain during 1997 the law firm of Peabody & Brown. Robert S. Cummings, a Director and Secretary of the Corporation, is a senior partner of Peabody & Brown.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     A representative of KPMG Peat Marwick LLP, the independent public accountants for the Corporation, expects to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so. The representative will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     For a proposal of a stockholder to be included in the Board of Directors' Proxy Statement for the Corporation's 1998 Annual Meeting, it must be received at the principal executive offices of the Corporation on or before November 27, 1997. Such a proposal must also comply with the requirements as to form and substance established by the Securities and Exchange Commission for such a proposal to be included in the Proxy Statement.

     In addition, the Corporation's By-laws also provide that any stockholder wishing to have any director nominations or a stockholder proposal considered at an annual meeting must provide written notice of such nominations or stockholder proposal and certain other information as set forth in the By-laws of the Corporation to the Secretary of the Corporation at its principal executive offices (a) not less than 75 days nor more than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date") or (b) in the event that the annual meeting of stockholders is scheduled to be held on a date more than seven days prior to the Anniversary Date, not later than the close of business on (i) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date on which the date of such meeting was publicly disclosed or (ii) if the first date of such public disclosure occurs more than 75 days prior to such scheduled date of such meeting, then the later of (1) the 20th day (or if that day is not a business day for the Corporation, on the next succeeding business day) following the first date of such public disclosure or
(2) the 75th day prior to such scheduled date of such meeting (or if that day is not a business day for the Corporation, on the next succeeding business day). Any stockholder desiring to submit a nomination or proposal must comply with the By-laws of the Corporation.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters which may come before the meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment if any other matters shall properly come before the meeting.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU WISH TO VOTE YOUR STOCK IN PERSON AT THE MEETING, YOUR PROXY MAY BE REVOKED.

March 27, 1997

                                MASSBANK CORP.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

P

R       The undersigned hereby appoints GERARD H. BRANDI and REGINALD E.
     CORMIER, and each of them, Proxies with power of substitution to vote on
O behalf of the undersigned at the Annual Meeting of Stockholders of MASSBANK Corp. to be held at Tara's Ferncroft Conference Center, 50
X Ferncroft Road, Danvers, Massachusetts, on Tuesday, April 22, 1997 at 10:00 o'clock in the forenoon, and at any adjournment thereof, hereby
Y granting full power and authority to act on behalf of the undersigned at this meeting and any adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

        Your vote for the election of directors may be indicated on the reverse. The nominee for Class I is Alexander S. Costello and the nominees for Class II are Mathias B. Bedell, Robert S. Cummings, Leonard Lapidus and Herbert G. Schurian.

        The Board of Directors recommends a vote FOR all such nominees.

                                                                   SEE REVERSE
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SIDE

[x] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION
    IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN THIS PROXY, SO THAT A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE
    WITH THE BOARD OF DIRECTORS RECOMMENDATION NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

    1. Election of Class I Director and Class II Directors (see reverse).

                                                   To vote your shares for all      If only one of the Proxies is present and acting
                                                   Director nominees, mark the      at the meeting in person or by substitute, then
                       FOR     WITHHOLD            "FOR" box. To withhold voting    that one shall have and may exercise all of the
                      [  ]       [  ]              for all nominees, mark the       power and authority of said Proxies hereunder.
      FOR                                          "WITHHOLD" box. If you do        The undersigned hereby revokes any proxy
      ALL                                          not wish your shares voted       previously given and acknowledges receipt of the
    EXCEPT                                         "FOR" a particular nominee,      Notice of Annual Meeting and Proxy Statement and
     [  ] __________________________________       mark the "FOR ALL EXCEPT"        a copy of the Annual Report for the fiscal year
                                                   box and enter the name(s) of     ended December 31, 1996.
                                                   the exception(s) in the space
                                                   provided; your shares will be
                                                   voted for the remaining
                                                   nominees.                                    MARK HERE
                                                                                               FOR ADDRESS   [  ]
                                                                                               CHANGE AND
                                                                                               NOTE AT LEFT



                                                                               Please sign exactly as your name appears hereon. If
                                                                               signing as attorney or for an estate, trust or
                                                                               corporation, title or capacity should be stated.


Signature: ____________________________ Date: ___________________  Signature: ____________________________ Date: ___________________

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